EXHIBIT 11—COMPUTATION OF EARNINGS PER SHARE

WHIRLPOOL CORPORATION AND SUBSIDIARIES

(all amounts in millions except earnings per share)

	2004	2003	2002
Basic:
Average Shares Outstanding	67.4	68.7	67.9
Earnings (Loss):
Continuing Operations	$406.2	$414.5	$262.1
Discontinued Operations	—	—	(42.6)
Change in Accounting Principle	—	—	(613.0)

Net Earnings (Loss)	$406.2	$414.5	$(393.5)

Earnings Per Share from Continuing Operations	$6.02	$6.03	$3.86
Net Earnings (Loss) Per Share	$6.02	$6.03	$(5.79)

Diluted:
Average Shares Outstanding	67.4	68.7	67.9
Treasury Stock Method:
Stock Options	0.8	0.8	0.9
Stock Compensation Plans	0.7	0.6	0.5

Average Shares Outstanding	68.9	70.1	69.3

Earnings from Continuing Operations	$406.2	$414.5	$262.1
Interest Expense, net of tax	—	—	—

Diluted Earnings from Continuing Operations	$406.2	$414.5	$262.1

Diluted Earnings Per Share from Continuing Operations	$5.90	$5.91	$3.78

Net Earnings (Loss)	$406.2	$414.5	$(393.5)
Interest Expense, net of tax	—	—	—

Diluted Net Earnings (Loss)	$406.2	$414.5	$(393.5)

Diluted Net Earnings (Loss) Per Share	$5.90	$5.91	$(5.68)